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                                                                     Exhibit 8.1

             [Letterhead AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.]



                                  July 2, 1998



Granite Broadcasting Corporation
767 Third Avenue
34th Floor
New York, New York 10017

Dear Sirs:

     You have requested our opinion regarding certain tax issues in connection with the Offer to Exchange (the "Exchange Offer") all outstanding 8 7/8% Series A Senior Subordinated Notes due May 15, 2008 (the "Old Notes") of Granite Broadcasting Corporation (the "Company"), which have not been registered under the Securities Act of 1933 (the "Act"), for 8 7/8% Senior Subordinated Notes of the Company due May 15, 2008 (the "New Notes"), which will be registered under the Act (the "New Notes"), all as set forth in the Company's Registration Statement on Form S-4, File No. 333-56327, as amended.

     Our opinion is premised upon the accuracy of all factual statements made in the Exchange Offer and the underlying documents cited therein, and upon the completion of the transaction in the manner contemplated in the Exchange Offer. In addition, our opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (including proposed regulations) promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. Any change in the facts or law upon which we rely could change our conclusions and render our opinion inapplicable.

     Based upon the facts and law described above, and subject to the qualifications set forth in the "Certain U.S. Federal Income Tax Consequences" section of the Exchange Offer, it is our opinion that the "Certain U.S. Federal Income Tax Consequences" section of the Exchange Offer accurately sets forth the anticipated material federal income tax consequences applicable to the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes by persons who acquire the New Notes pursuant to the Exchange Offer. This

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Granite Broadcasting Corporation
July 2, 1998
Page 2

opinion represents our best legal judgment but has no binding effect on the IRS. Accordingly, there can be no assurance that the IRS will not successfully challenge our opinion.

     We consent to your referring to this opinion letter in the Exchange Offer. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. We do not consent to any reference to this opinion letter in any other document. We express no opinion with respect to the merits of an investment in the Company or participation in the Exchange Offer.

                             Very truly yours,

                             /s/AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.